Exhibit 10.4

TALON THERAPEUTICS, INC.

NON-EMPLOYEE DIRECTOR

COMPENSATION ARRANGEMENTS

(Effective April 1, 2011)

The following is a summary of the compensation arrangements for directors of Talon Therapeutics, Inc. (the “Company”) who are not employees of the Company. Directors who are employees of the Company do not receive compensation for their service on the Board and shall receive compensation only in their capacities as employees.

1.	The non-executive Chair of the Board is entitled to receive an annual cash retainer of $50,000, plus a per meeting fee of $4,000.

2.	Each non-employee director (other than the Chair) is entitled to receive an annual retainer fee of $20,000, plus a per meeting fee of $2,500.

3.
The non-Executive Chair of the Board and each other non-employee director is also entitled to an annual stock option to purchase 65,000 and 35,000 shares of the Company’s common stock, respectively.  In addition, the Chair of the Board’s Audit Committee is entitled to an annual stock option to purchase an additional 12,000 shares of common stock.  All such stock options shall vest and become exercisable upon the first anniversary of the grant, which vesting would accelerate upon a change of control of the Company.

4.
Each new director, upon his or her initial appointment or election to the Board, shall be entitled to a stock option to purchase 50,000 shares of the Company’s common stock.  Such option shall vest and become exercisable in three equal annual installments commencing on the first anniversary of such appointment or election and shall otherwise be subject to the same terms and conditions of the annual stock options grants described above.